                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               (Amendment No. 6)*


                                   INTUIT INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   461202-10-3
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                DECEMBER 31, 2001
--------------------------------------------------------------------------------
                      (DATE OF EVENT WHICH REQUIRES FILING
                               OF THIS STATEMENT)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                [ ]  Rule 13d-1(b)

                [ ]  Rule 13d-1(c)

                [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)
                              (Page 1 of 10 Pages)


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  CUSIP NO.  461202-10-3          13G/A No. 6                     Page 2 of 10
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--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          SCOTT D. COOK
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a) [ ]
          (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
--------------------------------------------------------------------------------
        NUMBER             5     SOLE VOTING POWER
          OF                        0
        SHARES          --------------------------------------------------------
     BENEFICIALLY          6     SHARED VOTING POWER
       OWNED BY                     17,762,172
       REPORTING        --------------------------------------------------------
        PERSON             7     SOLE DISPOSITIVE POWER
         WITH                       0
                        --------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                    17,762,172
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             17,762,172
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
             [ ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             8.4%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
             IN
--------------------------------------------------------------------------------


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  CUSIP NO.  461202-10-3          13G/A No. 6                     Page 3 of 10
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          HELEN SIGNE OSTBY
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a) [ ]
          (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
--------------------------------------------------------------------------------
        NUMBER             5     SOLE VOTING POWER
          OF                        0
        SHARES          --------------------------------------------------------
     BENEFICIALLY          6     SHARED VOTING POWER
       OWNED BY                     17,762,172
       REPORTING        --------------------------------------------------------
        PERSON             7     SOLE DISPOSITIVE POWER
         WITH                       0
                        --------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                    17,762,172
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             17,762,172
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
             [ ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             8.4%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
             IN
--------------------------------------------------------------------------------

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  CUSIP NO.  461202-10-3          13G/A No. 6                     Page 4 of 10
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--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


          THE SCOTT D. COOK & HELEN SIGNE OSTBY 1993 GRANTOR RETAINED ANNUITY TRUST UTA DTD 2/26/93 SCOTT D. COOK AND HELEN SIGNE OSTBY,
          CO-TRUSTEES
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a) [ ]
          (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
             CALIFORNIA
--------------------------------------------------------------------------------
        NUMBER             5     SOLE VOTING POWER
          OF                        0
        SHARES          --------------------------------------------------------
     BENEFICIALLY          6     SHARED VOTING POWER
       OWNED BY                     444,508
       REPORTING        --------------------------------------------------------
        PERSON             7     SOLE DISPOSITIVE POWER
         WITH                       0
                        --------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                    444,508
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             444,508
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
             [ ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.21%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
             OO
--------------------------------------------------------------------------------

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  CUSIP NO.  461202-10-3          13G/A No. 6                     Page 5 of 10
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


          THE SCOTT D. COOK & HELEN SIGNE OSTBY 1993 FAMILY TRUST UTA DTD 12/30/93 SCOTT D. COOK AND HELEN SIGNE OSTBY, CO-TRUSTEES
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a) [ ]
          (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
             FAMILY TRUST
--------------------------------------------------------------------------------
        NUMBER             5     SOLE VOTING POWER
          OF                        0
        SHARES          --------------------------------------------------------
     BENEFICIALLY          6     SHARED VOTING POWER
       OWNED BY                     16,505,991
       REPORTING        --------------------------------------------------------
        PERSON             7     SOLE DISPOSITIVE POWER
         WITH                       0
                        --------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                    16,505,991
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             16,505,991
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
             [ ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             7.68%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
             OO
--------------------------------------------------------------------------------

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  CUSIP NO.  461202-10-3          13G/A No. 6                     Page 6 of 10
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--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          THE SCOTT D. COOK & HELEN SIGNE OSTBY 1994 CHARITABLE TRUST UTA DTD 12/30/94 SCOTT D. COOK AND HELEN SIGNE OSTBY, CO-TRUSTEES
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a) [ ]
          (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
             CALIFORNIA
--------------------------------------------------------------------------------
        NUMBER             5     SOLE VOTING POWER
          OF                        0
        SHARES          --------------------------------------------------------
     BENEFICIALLY          6     SHARED VOTING POWER
       OWNED BY                     21,934
       REPORTING        --------------------------------------------------------
        PERSON             7     SOLE DISPOSITIVE POWER
         WITH                       0
                        --------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                    21,934
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             21,934
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
             [ ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.01%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
             OO
--------------------------------------------------------------------------------

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  CUSIP NO.  461202-10-3          13G/A No. 6                     Page 7 of 10
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ITEM 1(a).     NAME OF ISSUER:

               Intuit Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               2535 Garcia Avenue
               Mountain View, CA  94043

ITEM 2(a).     NAME OF PERSON FILING:

               (i)    Scott D. Cook

               (ii)   Helen Signe Ostby

               (iii) The Scott D. Cook & Helen Signe Ostby 1993 Grantor Retained Annuity Trust UTA 2/26/93 (the "1993 GRAT")

               (iv) The Scott D. Cook & Helen Signe Ostby 1993 Family Trust UTA DTD 12/30/93 Scott D. Cook and Helen Signe Ostby, Co-Trustees (the "Family Trust")

               (v) The Scott D. Cook & Helen Signe Ostby 1994 Charitable Trust UTA DTD 12/30/94 (the "1994 Charitable Trust")

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               For all filing persons:
               2535 Garcia Avenue,
               Mountain View, California  94043

ITEM 2(c).     PLACE OF ORGANIZATION OR CITIZENSHIP:

               Scott D. Cook and Helen Signe Ostby are U.S. citizens. Each of the trust identified in Item 2(a) is organized under the laws of the State of California.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:
               Common Stock, par value $.01 per share

ITEM 2(e).     CUSIP NUMBER:

               461202-10-3

ITEM 3.        NOT APPLICABLE


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  CUSIP NO.  461202-10-3          13G/A No. 6                     Page 8 of 10
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ITEM 4.        OWNERSHIP:

               (a)    Amount beneficially owned:


                      As of December 31, 2001, the 1993 GRAT held 444,508 shares of Common Stock; the Family Trust held 16,505,991 shares of Common Stock; and the 1994 Charitable Trust held 21,934 shares of Common Stock. All shares of Common Stock held by the trusts (an aggregate of 16,972,433 shares) may be deemed to be beneficially owned by Scott D. Cook and Helen Signe Ostby as co-trustees of each trust. The additional 789,739 shares reported by Scott D. Cook and Helen Signe Ostby represent shares issuable upon exercise of options held by Scott D. Cook that are exercisable within 60 days of December 31, 2001.

               (b)    Percent of class:
                      Scott D. Cook                8.40%

                      Helen Signe Ostby            8.40%

                      1993 GRAT                    0.21%

                      Family Trust                 7.68%

                      1994 Charitable Trust        0.01%

               (c)    Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote:
                      -0-

               (ii)   Shared power to vote or to direct the vote:
                      *see explanation below

               (iii)  Sole power to dispose of or to direct the disposition of:
                      -0-

               (vi) Shared power to dispose of or to direct the disposition of:


                      *As co-trustees of the 1993 GRAT and the 1994 Charitable Trust, Mr. Cook and Ms. Ostby have shared voting and dispositive power with respect to the 466,442 shares of Common Stock held by such trusts. Mr. Cook and Ms. Ostby must act jointly to vote or dispose of these shares of Common Stock.


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  CUSIP NO.  461202-10-3          13G/A No. 6                     Page 9 of 10
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                      *As co-trustees of the Family Trust, Mr. Cook and Ms.
                      Ostby have shared voting and dispositive power with respect to the 16,505,991 shares of Common Stock held by such trust. Either Mr. Cook or Ms. Ostby, acting alone, may vote or dispose of these shares of Common Stock.

                      *Mr. Cook and Ms. Ostby are expected to have shared voting and dispositive power with respect to the 789,739 shares of Common Stock issuable upon exercise of options held by Scott D. Cook that are exercisable within 60 days of December 31, 2001.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:


               See Item 2. The filing persons are making a joint filing pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. The filing parties have executed an Agreement With Respect to Joint Filing of Schedule 13G, which was filed as
               Exhibit 1 to the parties' Amendment No. 1 to Schedule 13G filed on May 9, 1997.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable

ITEM 10.       CERTIFICATIONS:

               Not applicable



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  CUSIP NO.  461202-10-3          13G/A No. 6                     Page 10 of 10
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                                    SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2002



                                            Intuit Inc.


                                            /s/ Scott D. Cook
                                            ----------------------------------
                                            Scott D. Cook

On behalf of the following filing persons:

Scott D. Cook
Helen Signe Ostby
The Scott D. Cook & Helen Signe Ostby 1993 Grantor Retained Annuity Trust UTA
  DTD 2/26/93
The Scott D. Cook & Helen Signe Ostby 1993 Family Trust UTA DTD 12/20/93
The Scott D. Cook & Helen Ostby 1994 Charitable Trust UTA DTD 12/30/94